Exhibit 4.1(j)

AMENDMENT NO. 1 TO CANADIAN GUARANTEE

AMENDMENT NO. 1 TO CANADIAN GUARANTEE, dated as of December 21, 2012 (this “Amendment No. 1”), is by and among Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, as administrative agent pursuant to the Credit Agreement as defined below (in such capacity, together with its successors and assigns, in such capacity, “Administrative Agent”), Masonite International Corporation, a British Columbia corporation (the “Canadian Borrower”), and Les Portes Baillargeon Inc., a corporation organized under the laws of Canada (“Canadian Guarantor”).

W I T N E S S E T H :

WHEREAS, Administrative Agent, Wells Fargo Bank, as issuer of letters of credit (in such capacity, “L/C Issuer”), the lenders party thereto (“Revolving Credit Lenders”) Canadian Borrower, Canadian Guarantor, Masonite Primeboard, Inc., a North Dakota corporation (“Primeboard”), Florida Made Door Co., a Florida corporation (“Florida Made”), and Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower” and, together with Primeboard and Florida Made, collectively “U.S. Borrowers”, and, together with Canadian Borrower, collectively, “Borrowers” and individually each a “Borrower”), are parties to financing arrangements pursuant to which Revolving Credit Lenders may make loans and L/C Issuer may issue letters of credit to Borrowers as set forth in the Credit Agreement dated as of May 17, 2011, by and among Administrative Agent, Revolving Credit Lenders, Borrowers, Canadian Guarantor, L/C Issuer, Bank of America, N.A., as Syndication Agent, Royal Bank of Canada and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Masonite Inc., a British Columbia corporation, was amalgamated with the Canadian Borrower;

WHEREAS, the Canadian Guarantor became a Loan Party pursuant to the Loan Party Accession Agreement, dated as of May 23, 2012, between Canadian Guarantor and Administrative Agent;

WHEREAS, Canadian Borrower and Canadian Guarantor are parties to the Canadian Guarantee, dated as of May 17, 2011 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced, the “Canadian Guarantee”), among Canadian Borrower, Canadian Guarantor and Administrative Agent;

WHEREAS, Borrowers, Canadian Guarantor, Revolving Credit Lenders, Administrative Agent and L/C Issuer have entered into Amendment No. 1 to Credit Agreement, dated of even date herewith (“Amendment No. 1 to Credit Agreement”);

WHEREAS, it is a condition precedent to the effectiveness of Amendment No. 1 to Credit Agreement that Canadian Borrower and Canadian Guarantor shall have executed and delivered this Amendment No. 1;

WHEREAS, Borrowers have requested that Administrative Agent agree to certain amendments to the Canadian Guarantee, and Administrative Agent is willing to so agree, subject to the terms and conditions set forth herein, to make such amendments, on the terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 1, Administrative Agent, Canadian Borrower and Canadian Guarantor intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions. For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Canadian Guarantee as amended by this Amendment No. 1.

2. Amendments to Canadian Guarantee.

(a) Section 1.01(x)(i) of the Canadian Guarantee is hereby amended by deleting the phrase “all Revolving Credit Loans and L/C Obligations” and replacing it with “all L/C Obligations incurred by another Person, and all Revolving Credit Loans.”

(b) Sections 1.01(x)(vii) and (viii) of the Canadian Guarantee are hereby amended by deleting such Sections in their entirety and replacing them with the following:

“(vii) all Cash Management Obligations owed or owing under any Secured Cash Management Agreement to any Cash Management Bank; and

(viii) all Swap Obligations permitted under the Credit Agreement owed or owing under any Secured Hedge Agreement to any Hedge Bank.”

3. Conditions Precedent. This Amendment No. 1 shall become effective on the first date upon which each of the following conditions precedent has been satisfied:

(a) Administrative Agent shall have received this Amendment No. 1, duly executed and delivered by Canadian Borrower and Canadian Guarantor; and

(b) the Amendment No. 1 Effective Date (as defined in Amendment No. 1 to Credit Agreement) shall have occurred.

4. General.

(a) Effect of this Amendment. Except as expressly provided herein, no other changes or modifications to the Canadian Guarantee are intended or implied, and in all other respects the Canadian Guarantee is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

(b) Governing Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE PROVINCE OF BRITISH COLUMBIA (INCLUDING THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN).

(c) Binding Effect. This Amendment No. 1 shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(d) Counterparts, etc. This Amendment No. 1 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single amendment. This Amendment No. 1 shall constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

MASONITE INTERNATIONAL CORPORATION

By:	/s/ Joanne Freiberger
Name: Joanne Freiberger
Title: Vice President and Treasurer

LES PORTES BAILLARGEON INC.

By:	/s/ Joanne Freiberger
Name: Joanne Freiberger
Title: Vice President and Treasurer

Amendment No. 1 to Canadian Guarantee (Masonite)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Authorized Signatory

Amendment No. 1 to Canadian Guarantee (Masonite)